Exhibit 10.4

Confidential

BOARD MEMBER AGREEMENT

This Board Member Agreement (this “Agreement”) is made effective as of July 16th, 2019, and is between Caliber Home Loans, Inc., a Delaware corporation (the “Corporation”), and Thomas (Jeb) Hensarling (“Board Member”).

Preliminary Statements

A.     Board Member will be elected to the Board of Directors of the Corporation (the “Board of Directors”).

B.     The Corporation and Board Member each desire to set forth in writing the terms and conditions of their understandings and agreements regarding Board Member’s service on the Board of Directors.

Agreement

In consideration of the mutual covenants and obligations contained in this Agreement, Board Member hereby accepts the appointment to the Board of Directors upon the terms and conditions set forth in this Agreement, and the parties agree as follows:

1.	Term; Duties; Compensation.

(a)         Term. In accordance with the Second Amended and Restated Bylaws of the Corporation (the “Bylaws”), Board Member shall serve the Corporation as a member of the Board of Directors until Board Member’s successor is duly elected and qualified or until Board Member’s death, resignation, or removal in accordance with the Bylaws (the “Term”). Notwithstanding the foregoing, Board Member acknowledges that Board Member may be removed from the Board, with or without cause, in the manner provided under Delaware law, the Corporation’s Articles of lncorporation (the “Charter”), or the Bylaws. Upon the expiration of the Term, the Corporation’s only obligation to Board Member under this Agreement will be payment of accrued but unpaid “Cash Compensation” (as defined below), if any.

(b)         Duties. Board Member will have the duties and obligations set forth in the Bylaws and under Delaware law. Board Member hereby consents to a reasonable background check and shall comply with any reasonable request in connection with such a background check. Board Member promptly shall notify the Chairperson of the Board if Board Member fails to meet or is reasonably likely to fail to meet the qualifications necessary to serve on the Board as set forth under Delaware law and the Bylaws (a “Disqualifying Event”). Upon the occurrence of a Disqualifying Event that is not reasonably subject to prompt cure, Board Member shall resign from the Board if requested by the majority of the other members of the Board.

(c)         Compensation. In consideration for serving on the Board of Directors, effective as of the date of this Agreement and continuing until the expiration of the Term, Board Member will be paid compensation in the amount of $125,000 annually (the “Cash Compensation”), accruing and payable quarterly. In addition to the Cash Compensation, Board Member shall receive an award of pool units in the Company’s Long-Term lncentive Plan estimated to be worth $125,000 upon the achievement of certain thresholds set forth in the LTIP Plan. Board Member will be given a Long-Term Incentive Plan Award Agreement, which will govern all awards. All payments made or payable under this Agreement will be subject to customary or legally required withholdings.

(d)         Expenses. The Corporation shall reimburse Board Member for all business expenses that are reasonable, necessary, and incurred by Board Member while acting in his capacity as a member of the Board of Directors, upon presentation of expense statements, receipts, or vouchers or such other information and documentation as the Corporation may reasonably require.

(e)         D&O Coverage. In addition to the foregoing, Board Member shall be covered by the Company’s Directors & Officers liability insurance policy as a member of the Board of Directors.

2.	Confidentiality.

(a)         Non-Disclosure. Board Member acknowledges that the Corporation’s business is highly competitive and that the Corporation will provide Board Member with access to “Confidential Information” (as defined below). Board Member acknowledges that this Confidential Information constitutes a valuable, special, and unique asset the Corporation uses to obtain a competitive advantage over competitors. Board Member further acknowledges that protecting such Confidential Information against unauthorized disclosure and use is critically important to the Corporation in maintaining its competitive position. Board Member will not, at any time during or after the Term, make any unauthorized disclosure of any Confidential Information or make any unauthorized use thereof, and further shall take all reasonable precautions to prevent the inadvertent or accidental disclosure of any Confidential Information. Board Member also agrees to preserve and protect the confidentiality of third party confidential information to the same extent, and on the same basis, as the Corporation’s Confidential Information. As used in this Agreement, the term “Confidential Information” means information of a confidential or secret nature that relates to the technology, intellectual property, customers, employees, plans, products, research and development, finances and financial affairs, prospects, condition (financial or otherwise), strategic alternatives, shareholders, non-public communications, or other aspects of the business of the Corporation or of any other party that by its nature is reasonably understood to be confidential or with whom the Corporation agrees to hold or treat such information of such party in confidence, whether having existed, now existing, or to be developed or created during the Term, whether tangible or intangible, whether or not marked as confidential, and whether or how stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, but excluding information of a confidential or secret nature that Board Member can demonstrate was previously developed by Board Member prior to the date of this Agreement.

(b)         Return. Board Member promptly shall return to the Corporation all Confidential Information at any time upon the request of the Corporation, and in any event (and without such request) upon the termination of the Agreement. Board Member shall not retain any copies or other physical embodiments of any Confidential Information after the termination of the Agreement.

(c)         Court-Ordered Disclosure. In the event Board Member receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court or governmental body, Board Member agrees to promptly notify the Corporation of the existence, terms, and circumstances surrounding such request, to consult with the Corporation on the advisability of taking legally available steps to resist or narrow such request, and if disclosure is required, to furnish only such portion of the Confidential Information as Board Member is legally compelled to disclose; and to exercise Board Member’s commercially reasonable efforts, at the Corporation’s expense, to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

(d)         Ownership. Board Member agrees that all Confidential Information, all concepts, inventions, and embodiments relating thereto, and all improvements and enhancements thereof, whether presently existing or developed in the future, and whether or not patentable or copyrightable (the “Corporation Property”), will be the Corporation’s sole property, and that the Corporation will be the sole owner of all patents, copyrights, trade secrets, and other intellectual property and proprietary rights in and to such Corporation Property. Board Member agrees to, and hereby does, assign to the Corporation, Board Member’s entire right, title, and interest in and to all Corporation Property, and all intellectual property and proprietary rights, which are made, conceived, or reduced to practice by Board Member, either alone or jointly with others, in the course of acting as a member of the Board of Directors. For the avoidance of doubt, the term “Corporation Property” does not include any intellectual property or proprietary right that Board Member can demonstrate was previously developed or held by Board Member prior to the date of this Agreement.

3.         Conflicting Obligations. During the Term, Board Member shall not engage in any activity that conflicts with, appears to conflict with, is detrimental to or appears detrimental to the Corporation’s best interests, or that conflicts with the conduct of the Corporation’s business or the performance by Board Member of Board Member’s duties as a member of the Board of Directors. Board Member warrants that Board Member’s entering into this Agreement and performance of Board Member’s obligations under this Agreement will not breach or conflict with any other obligation Board Member has to any other entity. If in Board Member’s reasonable judgment a conflict of interest arises between Board Member’s duties to the Corporation and any other obligation Board Member may have, Board Member will promptly notify the Corporation of any such potential conflict and take such actions as are reasonably necessary to avoid such conflict, including without limitation recusal from meetings or discussions relating to the conflicting subject matter.

4.         Nature of Relationship. Board Member will be an independent contractor of the Corporation and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Board Member is not the agent of the Corporation and is not authorized to make any representation, contract, or commitment on the Corporation’s behalf.

5.         Disclosures. The Corporation may use Board Member’s name, likeness, and affiliations in disclosure documents required in other regulatory or administrative filings in the ordinary course of the Corporation’s business and in documents related to other announcements made by the Corporation in the course of its business.

6.	Miscellaneous.

(a)         Amendment; Modifications. This Agreement may be amended only by a written document executed by each of the parties to this Agreement. This Agreement may not be modified except by an instrument in writing executed by each of Board Member and the Corporation (after the approval of the disinterested members of the Board of Directors).

(b)         Entire Agreement. This Agreement and the other documents referred to in this Agreement set forth the entire understanding of the parties to this Agreement regarding the subject matter of this Agreement and supersede all prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written, between the parties to this Agreement regarding the subject matter of this Agreement.

(c)         Successors and Assigns. The Corporation, its successors and assigns may in their sole discretion assign this Agreement to any person or entity, with or without Board Member’s consent. This Agreement thereafter will bind, and inure to the benefit of, the Corporation’s successors or assigns. Board Member shall not assign either this Agreement or any right or obligation arising under this Agreement and any attempt to the contrary is void ab initio.

(d)         Governing Law. This Agreement will in all respects be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to rules relating to conflicts of law.

(e)         Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one and the same instrument.

(f)         Survival of Certain Obligations. The obligations of the Corporation and Board Member set forth in this Agreement that by their terms extend beyond or survive the termination of the Agreement will not be affected or diminished in any way by the termination of the Agreement.

(g)         Severability. If any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force.

(h)         Injunctive Relief. Board Member acknowledges that any breach of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to the Corporation for which there may be no adequate remedy at law, and the Corporation is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

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Confidential

The Corporation has caused this Agreement to be duly executed and delivered by its duly authorized officer, and the Board Member has duly executed and delivered this Agreement, as of the date first above written.

By:	/s/ Chris Meyer
Name:	Chris Meyer
Title:	Chairman of the Board of Caliber Home Loans, Inc.

/s/ Thomas (Jeb) Hensarling
Thomas (Jeb) Hensarling

7/16/19